Exhibit 23.2



                        Consent of Independent Auditors



The Board of Directors
Trigon Healthcare, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-26187) on Form S-8 of Trigon Healthcare, Inc. of our report dated April 24, 1998, relating to the statement of financial condition of the Trigon Healthcare, Inc. Employee Stock Purchase Plan as of December 31, 1997, and the related statement of income and changes in plan equity for the period from May 1, 1997 (inception) through December 31, 1997, which report is included in this Form 10-K/A No. 1 of Trigon Healthcare, Inc.



/s/ KPMG Peat Marwick LLP

Richmond, Virginia
April 29, 1998